SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC  20549

                                ------------

                                 FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12 (b) or 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                              AMP Incorporated
         -----------------------------------------------------------
           (Exact Name of Registrant as Specified in Its Charter)


       Pennsylvania                                    23-033-2575
 ---------------------------                      --------------------
  (State of Incorporation                          (I.R.S. Employer
       or Organization)                           Identification no.)

  P.O. Box 3608, Harrisburg, Pennsylvania              17105-3608
 ---------------------------------------           -------------------
 (Address of Principal Executive Offices)              (Zip Code)

      If this form relates to the             If this form relates to the
      registration of a class of              registration of a class of
      securities pursuant to                  securities pursuant to
      Section 12(b) of the Exchange           Section 12(g) of the Exchange
      Act and is effective pursuant           Act and is effective pursuant
      to General Instruction A.(c),           to General Instruction A.(d),
      please check the following              please check the following
      box. (X)                                box. ( )

 Securities Act registration statement file number to which this form relates: Not Applicable
                    (If applicable)

 Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class             Name of Each Exchange on Which
      to be so Registered             Each Class is to be Registered
      --------------------            -------------------------------

  Common Share Purchase Rights        New York Stock Exchange

   Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
 ---------------------------------------------------------------------------
                              (Title of Class)


 ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      On October 25, 1989, the Board of Directors (the "Board") of AMP Incorporated ("AMP") authorized AMP to enter into in the Rights Agreement, dated as of October 25, 1989 (the "Rights Agreement"), between AMP and Manufacturers Hanover Trust Company, a New York corporation, as the Rights Agent. In connection therewith, the Board authorized and declared a dividend distribution of one Right for each share of common stock, no par value of AMP outstanding at the close of business on November 6, 1989 (the "Record Date"), and authorized the issuance of one Right for each share of common stock of AMP issued between the Record Date (whether originally issued or delivered from AMP's treasury) and the Distribution Date (as defined in the Rights Agreement), each Right initially representing the right to purchase one share of common stock upon the terms and subject to the conditions set forth in the Rights Agreement, as amended by each of the amendments described below.

      AMP, with the approval of the Board, entered into an amendment to the Rights Agreement, effective September 4, 1992, to provide that (i) the definition of "Common Stock" exclude all references to certificates representing a beneficial interest in Pamcor, Inc., thereby incorporating the effects of a reorganization of such affiliate by AMP and the termination of the Pamcor Stock Trust, and (ii) Chemical Bank, a corporation incorporated under the banking laws of the State of New York, be appointed as successor Rights Agent.

      At a meeting held on August 12, 1998, the Board resolved, following the commencement of a tender offer by PMA Acquisition Corporation, a Delaware corporation (the ''Purchaser'') and wholly owned subsidiary of AlliedSignal Inc., a Delaware corporation, that was disclosed in a Tender Offer Statement on Schedule 14D-1, dated August 10, 1998 (the ''Schedule 14D-1''), and involved an offer to purchase all of the outstanding shares of common stock of AMP at a price of $44.50 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 10, 1998, and the related Letter of Transmittal, to defer the Distribution Date so that the Distribution Date shall not occur until the earlier of (i) the day immediately prior to the date on which an Acquiring Person (as defined in the Rights Agreement) becomes such and (ii) such date as may be determined by action of the Board prior to the time any person or group becomes an Acquiring Person. The Board at such meeting also authorized Amendment No. 2 to the Rights Agreement, dated as of August 12, 1998, by and between AMP and ChaseMellon Shareholder Services L.L.C., which, among other things, ratified the appointment of ChaseMellon Shareholder Services L.L.C., AMP's transfer agent, as successor Rights Agent.

      At a meeting held on August 20, 1998, the Board approved Amendment No. 3 to the Rights Agreement, dated as of August 20, 1998, by and between AMP and ChaseMellon Shareholder Services L.L.C. The amendment provides that (i) unless the Rights are redeemed prior thereto, a merger or other business combination transaction will be an event which shall entitle each holder of a Right (other than Rights previously voided under the terms of the Rights Agreement) to thereafter have the right to receive, upon exercise, common stock of the surviving company (or a related party in certain cases) having a value equal to two times the exercise price of the Right, irrespective of whether other events have previously occurred to cause the Rights Certificates to have been distributed, (ii) the Rights shall become nonredeemable upon a change in the Board occurring at any time following receipt of an unsolicited acquisition proposal such that the disinterested directors (as such term is defined under Pennsylvania law) in office prior to the first such unsolicited acquisition proposal, together with their successors as may be approved by the Board of Directors prior to their election, no longer constitute a majority of the Board, (iii) the exception for transactions that are deemed to be a Qualifying Offer (as defined in the Rights Agreement) shall be applicable unless and until the Rights become nonredeemable under clause (ii) above, and (iv) the Rights Agreement generally may not be amended when the Rights are not redeemable.

      At a meeting held on September 17, 1998, the Board approved Amendment No. 4 to the Rights Agreement which amended the definition of the term "Acquiring Person" to reduce from 20% to 10% the threshold at which a person who has made an unsolicited acquisition proposal may become an Acquiring Person and thereby trigger a number of the provisions of the Rights Agreement. Amendment No. 4 also provides that the Rights Agreement shall not be amendable, the Rights shall not be redeemable and the Board will not be entitled to exercise certain discretionary authority otherwise available or take certain other actions, upon the adoption of a By-law intended to limit the authority of the Board and/or confer authority on any person other than the Board to take action with respect to the Rights Agreement and the Rights issued thereunder. Amendment No. 4 became effective on September 24, 1998, but applies to all actions which shall have occurred on or after September 17, 1998 (the date of the amendment).

      A copy of the amendments to the Rights Agreement are filed herewith as Exhibits 99.1, 99.2, 99.3 and 99.4. A copy of the Rights Agreement and the amendments thereto are available free of charge from AMP. This summary description of the Rights Agreement and the amendments thereto does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and each such amendment, which are incorporated by reference.

 ITEM 2. EXHIBITS.

      The following exhibits are filed herewith:

 Exhibit
     No.                            Description
 -------                            -----------
 99.1 Amendment Rights Agreement, dated as of September 4, 1992, by and between AMP Incorporated and Chemical Bank, as Rights Agent (incorporated by reference to Exhibit 4.B of the Report on Form 10-K for the year ended December 31, 1997).

 99.2 Amendment No. 2 to the Rights Agreement, dated August 12, 1998, by and between AMP Incorporated and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated by reference to
           Exhibit 12 to the Solicitation/Recommendation Statement on
           Schedule 14D-9 filed with the Securities Exchange Commission on August 21, 1998).

 99.3 Amendment No. 3 to the Rights Agreement, dated August 20, 1998, by and between AMP Incorporated and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated by reference to
           Exhibit 13 to the Solicitation/Recommendation Statement on
           Schedule 14D-9 filed with the Securities Exchange Commission on August 21, 1998).

 99.4 Amendment No. 4 to the Rights Agreement, dated September 17, 1998, by and between AMP Incorporated and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated by reference to
           Exhibit 51 to Amendment No. 15 to the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities Exchange Commission on September 18, 1998).


                                 SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    AMP INCORPORATED




                                    By: /s/ David F. Henschel
                                       --------------------------------
                                       Name: David F. Henschel
                                       Title: Corporate Secretary

 Dated: October 13, 1998


                               EXHIBIT INDEX

      The following exhibits are filed herewith:

 Exhibit
     No.                            Description
 --------                           -----------
 99.1 Amendment Rights Agreement, dated as of September 4, 1992, by and between AMP Incorporated and Chemical Bank, as Rights Agent (incorporated by reference to Exhibit 4.B of the Report on Form 10-K for the year ended December 31, 1997).

 99.2 Amendment No. 2 to the Rights Agreement, dated August 12, 1998, by and between AMP Incorporated and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated by reference to
           Exhibit 12 to the Solicitation/Recommendation Statement on
           Schedule 14D-9 filed with the Securities Exchange Commission on August 21, 1998).

 99.3 Amendment No. 3 to the Rights Agreement, dated August 20, 1998, by and between AMP Incorporated and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated by reference to
           Exhibit 13 to the Solicitation/Recommendation Statement on
           Schedule 14D-9 filed with the Securities Exchange Commission on August 21, 1998).

 99.4 Amendment No. 4 to the Rights Agreement, dated September 17, 1998, by and between AMP Incorporated and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated by reference to
           Exhibit 51 to Amendment No. 15 to the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities Exchange Commission on September 18, 1998).